EXHIBIT 99.1



                                                              JOINT NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:         VoiceStream Wireless                  Aerial Communications
                  Ken Prussing                          Clarke Smith
                  (425) 586-8072                        (773) 399-4367
                  ken.prussing @voicestream.com         smic1@aerial1.com

                  Telephone & Data Systems
                  Mark Steinkraus
                  (312) 630-1900
                  mark.steinkrauss@teldta.com

            Aerial Communications to merge with VoiceStream Wireless
             Aerial shareholders to receive 0.455 VoiceStream shares
                  Sonera Invests $500 million into VoiceStream

September 20, 1999 - Bellevue, Washington - Chicago, Illinois - VoiceStream Wireless Corporation [NASDAQ: VSTR] and Aerial Communications, Inc. [NASDAQ:
AERL] today announced that their respective Boards of Directors have unanimously approved a definitive agreement to merge the two companies.

Separately, VoiceStream is in the process of completing a previously announced merger with Omnipoint Corporation [NASDAQ: OMPT]. When the Aerial and Omnipoint mergers are completed, it is anticipated that VoiceStream will have a total equity market capitalization of $13 billion. For the quarter ended June 30, 1999, the three companies reported combined annualized service revenues in excess of $825 million and collectively served nearly 1.5 million customers. When both transactions are completed, VoiceStream will own licenses to provide service to nearly 200 million people.

"Aerial's markets are both attractive and highly complementary to VoiceStream's ever-expanding footprint across the United States," said John W. Stanton, chairman and chief executive officer of VoiceStream. "After our mergers with Aerial and Omnipoint are completed, together with Cook Inlet Region Inc. (CIRI), nearly three out of every four people in the United States will live in

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VoiceStream  markets.  Based  on  the  consumer  promise  of -  "Get  More  From
VoiceStream" - our systems will serve markets from New York to Hawaii, and from Minneapolis to Houston. With licenses in 22 of the 25 largest markets, the combined company will be one of the major nationwide providers of communications services in the country."

"We are extremely pleased to join forces with VoiceStream," said Don Warkentin, president and chief executive officer of Aerial Communications. "The combination of our two companies will offer substantial economies of scale to strengthen our competitive position. Aerial has been a leader in offering customers some of the largest network coverage areas in the industry. Within our markets, our network covers more than 80% of our licensed population. Now we will be part of the largest GSM operator in the country, and measured in terms of people in licensed areas, the largest GSM operator in the world. The combined company will be a strong, established national player. Aerial shareholders and customers will benefit greatly from our united talents and expanded financial resources."

Telephone and Data Systems Inc. [AMEX: TDS] is the majority shareholder of Aerial. "TDS is extremely pleased to be a significant investor in the combination of Aerial and VoiceStream Wireless," said LeRoy T. Carlson, Jr., chairman of Aerial and president and chief executive officer of TDS. "Both companies have been leaders in successfully establishing and rapidly expanding the North American GSM network. We are now better positioned to continue to benefit from the explosive growth in the U.S. wireless industry." Subsequent to the mergers, TDS will own approximately 14% of VoiceStream.

VoiceStream and Aerial Merger
VoiceStream Wireless and Aerial Communications will enter into a merger in which VoiceStream will exchange 0.455 shares of VoiceStream common stock for each of Aerial Communications' Common Shares and Series A Common Shares. Aerial public shareholders will have a right to elect to receive $18 in cash in lieu of shares of VoiceStream. The parties anticipate that the merger will be tax-free to Aerial shareholders who elect to receive VoiceStream stock. TDS and major shareholders of VoiceStream, including Hutchison Telecommunication PCS (USA), have agreed irrevocably to vote in favor of the merger. This merger is subject to shareholder approval by both companies as well as federal, state, and other regulatory approvals, including those of

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the Federal  Communications  Commission  and the Federal Trade  Commission.  The
merger is expected to close in the first quarter of 2000.

In a series of transactions that will take place before the merger, TDS will replace $420 million of Aerial debt owed to TDS with equity of Aerial at $22 per Aerial share and Sonera Ltd., a Finnish telecommunications company, will invest an additional $230 million into equity of Aerial and one of its subsidiaries, also at an equivalent price of $22 per Aerial share, and immediately prior to the merger exchange its interest in the subsidiary of Aerial for Aerial common stock. As a consequence, Aerial will have 116 million shares outstanding immediately prior to the merger.

Sonera Investment
In a separate announcement, Sonera has agreed to invest $500 million in VoiceStream at the closing of the Omnipoint merger, purchasing shares at $57 per VoiceStream share. Kaj-Erik Relander, executive vice president of Sonera, said, "The merger of VoiceStream and Aerial and our investment are major steps in building a U.S.-wide, GSM-based company capable of delivering the next generation of wireless communications services." According to Relander, "Sonera is looking forward to making its investment in VoiceStream and working with its U.S.- based strategic partners to introduce emerging wireless data, mobile portal and other mobile electronic commerce services throughout the United States."

Upon the completion of both the Omnipoint and Aerial mergers into VoiceStream, Sonera Ltd. will have an 8% interest in VoiceStream. Sonera, TDS and Aerial also reached an agreement to settle all their disputes relating to Sonera's earlier investment in the Aerial subsidiary, effective at the closing of the VoiceStream-Aerial merger

Management
John W. Stanton will remain the chairman and chief executive officer of VoiceStream. Donald Guthrie and Doug Smith will be vice chairmen of VoiceStream. Bob Stapleton will serve as president and chief operating officer of the combined company.

Background Information
VoiceStream Wireless Corp. is a leading provider of wireless communications services in the western United States including Denver, Phoenix, Seattle, Salt Lake City, and Portland.

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VoiceStream  Wireless currently provides personal  communications  service using the globally dominant GSM technology in eleven U.S. markets. In conjunction with joint ventures, VoiceStream currently provides PCS service in four additional markets. Additionally, Hutchison Whampoa Limited, a conglomerate headquartered in Hong Kong, is a strategic partner and major shareholder of VoiceStream. Goldman, Sachs & Co. acted as advisor to VoiceStream Wireless.

Aerial Communications, headquartered in Chicago, provides PCS service using GSM technology in licensed areas that comprise 27.5 million of the U.S. population. Aerial's markets include Columbus, Ohio; Houston, Minneapolis, Kansas City, Pittsburgh and Tampa/Orlando/St. Petersburg. Through its roaming partners,
Aerial offers coverage coast-to-coast throughout the U.S. as well as international roaming with more than 40 wireless partners. Donaldson, Lufkin & Jenrette acted as advisor to Aerial Communications. Wasserstein Perella acted as advisor to the Aerial Communications Special Committee of independent directors.

Telephone and Data Systems, Inc. is a diversified telecommunications corporation founded in 1969. Through its strategic business units, TDS operates primarily in cellular, local telephone and personal communications services ("PCS") markets around the country. TDS builds value for its shareholders by providing excellent communications services in growing, closely-related segments of the telecommunications industry. The Company currently employs approximately 10,000 people and serves 3.3 million customers in 35 states. TDS is the majority shareholder of Aerial Communications, Inc. and as of June 30, 1999, owned approximately 59.1 million shares of Aerial. Credit Suisse First Boston Corporation acted as advisor to Telephone and Data Systems, Inc.

Sonera Ltd., the leading mobile communications provider in Finland, is a pioneer in the rapidly growing mobile, data and media communications sectors. Sonera has interests in service providers in 14 other countries.

CIRI, based in Anchorage, Alaska, is an Alaska Native regional corporation with investments in nationwide communications, tourism, real estate, and construction and equipment services. CIRI is owned by 6,900 Alaska Native shareholders of Eskimo, Indian, and Aleut descent.


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Except for the historical and factual information  presented,  other information set forth in this news release represents forward-looking statements, including all statements about companies' plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: appropriate regulatory approval; shareholder approvals; conditions in the capital markets and availability of future financing; changes in the overall economy; changes in competition in the markets in which the companies operate; changes in the telecommunications regulatory environment; pending and future litigation; unanticipated changes in growth in cellular and PCS customers, penetration rates, churn rates and the mix of products and services offered; and unanticipated problems with the Year 2000 issue. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by VoiceStream Wireless, TDS and Aerial Communications with Securities and Exchange Commission.

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